Exhibit 23.3

December 16, 2004

Board of Directors
FedFirst Financial Mutual Holding Company
FedFirst Financial Corporation
First Federal Savings Bank
Donner at Sixth Street
Monessen, Pennsylvania 15062

Members of the Boards:

     We hereby consent to the use of our firm’s name in the application for a minority stock issuance on Form MHC-2, and in the Registration Statement on Form SB-2, and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report in such filings including the Prospectus of FedFirst Financial Corporation.

Sincerely,
RP® FINANCIAL, LC.

/s/ RP Financial, LC.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com